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                                                                EXHIBIT 10.27







                         [ALANEX CORPORATION LETTERHEAD]


July 17, 1996


Marvin R. Brown, M.D.
Alanex Corporation
3550 General Atomics Court
San Diego, California  92121

Dear Dr. Brown:

This letter will serve to memorialize our agreement regarding the payment of severance benefits in the event of termination without cause at any time during the period of your employment with Alanex Corporation (the "Company").

The Company agrees that if your employment with the Company is terminated without cause, you shall be entitled to continuation of your base salary for a period of three hundred and sixty-five (365) days from the date of your termination, with such base salary continuation to be at the rate of your current base salary in effect as of the date of termination. In the event, however, that your employment with the Company is terminated for cause, you shall be entitled to receive only your accrued base salary and other accrued benefits required by law to be paid to you, prorated to the date of termination. For purposes of this letter, "for cause" termination shall be limited to the following: (1) engaging in or in any way participating in any activity which is competitive with or intentionally injurious to the Company or which violates any provisions of the Proprietary Information and Inventions Agreement signed by you and the Company; (2) the commission of any fraud against the Company or use or appropriation for your personal use or benefit any funds or properties of the Company not so authorized by the Board of Directors; (3) the conviction of a crime involving dishonesty or moral turpitude; or (4) conduct which in good faith and reasonable determination of the Board of Directors demonstrates gross unfitness to serve in your position.

Notwithstanding the above agreement, the employment relationship between you and the Company continues to be at-will. As such, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company of your intent to do so. In the event that you terminate the employment relationship with the Company for any reasons whatsoever, you will not be entitled to any severance payment provided for hereunder. Likewise, the Company may terminate your employment at any
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Marvin R. Brown, M.D.
July 17, 1996
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time and for any reason whatsoever, with or without cause or advance notice.
This at-will employment relationship cannot be changed except in a writing signed by an authorized officer of the Company.

Very truly yours,

ALANEX CORPORATION


By:      /s/ Michelle A. Youngers
- --------------------------------------
Name:      Michelle A. Youngers
Title:     Director of Finance



ACCEPTED BY:



/s/ Marvin R. Brown
- --------------------------------------
Marvin R. Brown, M.D.

Dated:     July 17, 1996